EXHIBIT 1.2
RESOLUTION OF

THE BOARD OF DIRECTORS

OF
ELRAY RESOURCES INC.

The following is a true copy of the resolution duly adopted by the Board of Directors of this Corporation via email, on this December 7th, 2011

The Board of Directors who authorized this resolution & took active part therein was:

Brian Goodman

Michael Silverman

Dr. Roy Sugarman

WHEREAS there has been presented to and considered by the Directors a Motion, to alter the purchase Agreement between Splitrock and the Corporation, dated January 31st 2011. The alteration will result in the Corporation acquiring certain assets from Splitrock and not the shares of Splitrock.

NOW THEREFORE BE IT RESOLVED that the Board of Directors, having considered this matter, have decided unanimously and RESOLVED that a new agreement be entered into in line with Mr. Goodman the CEO’s, memorandum dated 5th November.

Said Motion is hereby passed and the corporate books, records and the secretary shall file this Resolution in the corporate records.

DATED: December 7th, 2011

_______________________
David E. Price, Esq.; Secretary